Universal Power Industry Corporation Subsidiary XPAL Technologies Executes Exclusive Agreement With Advanced Optoelectronic Technology, Inc.

NEW YORK, Sept. 29, 2016 (GLOBE NEWSWIRE) -- Universal Power Industry Corporation (UPIN) majority owned subsidiary XPAL Technologies today announced it has executed an exclusive agreement with Advanced Optoelectronic Technology, Inc. (AOT) for North America.

XPAL’s exclusive agreement with AOT brings a vast combination of world class patents, technology, manufacturing, quality and reliably to our products.

XPAL Technology markets via big box retail and online a full line of LED lighting under the Luminx lighting brand, and has negotiated/ready to execute a licensing agreement with the Energizer brand. The company also bids/provides its LED products to commercial clients as well as Federal, State and city governments.

Robert Leng, President & CEO stated “This is a very rare and unique opportunity that has been afforded our company. We are extremely excited to have been able to obtain this exclusive agreement with two manufacturing giants within the LED industry.” Mr. Leng also stated that he believes this agreement will give the company a competitive advantage within the LED industry.

About Universal Power Industry Corporation:

Universal Power Industry Corporation, is a multinational retail/wholesale distributor via its subsidiary XPAL Technologies (www.xpalpower.com) of all types of portable chargers (under license agreement with Energizer (ENG), which provide extra power for your business or personal use. The company also distributes exclusively the only patented AA battery operated emergency cell phone (SpareOne) of which is currently available at all AT&T and Target retail outlets and online such as (Walmart) and other vendors. The company also offers a wide range of smartphone backup power supply smartphone units via their innovative power solutions that features the most elegant designs, luxurious materials, and patented technologies to bring you a perfect combination of sophisticated beauty and smart simplicity. The company continues to pursue all of the latest power solutions for personal and commercial usage. Follow us onFacebook and Twitter for all our latest updates.

About Advanced Optoelectronic Technology:

Advanced Optoelectronic Technology (AOT) is a joint-venture between Foxconn (The world’s largest producer OEM), Nichia (One of only two patent holders for LED chips & phosphors).

Statements contained in this release, other than those identifying historical facts, constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company's future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual Company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

Contact:

CONTACT INFORMATIONUniversal Power Industry CorporationMedia Relations1.212.398.6800